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                                                                   Exhibit 10.30

                         EXECUTIVE CONSULTING AGREEMENT

         THIS AGREEMENT is made this 26th day of June, 2002, between Pentair, Inc., a Minnesota corporation ("Pentair"), and Winslow H. Buxton ("Buxton").

         WHEREAS, Buxton has served as Chief Executive Officer, Chairman and Director of Pentair, and

         WHEREAS, Buxton and Pentair wish to arrange a transition period during which Buxton will cease employment with Pentair, but continue to provide services as Chairman of the Board prior to retirement from the Pentair Board of Directors; and

         WHEREAS, Pentair wishes to assure itself of the availability of the services of Buxton during this transition period, and to obtain reasonable protection of its confidential business information, together with assurance Buxton will not compete with Pentair during the term of this Agreement or at any time thereafter; and

         WHEREAS, Pentair and Buxton wish to set forth in writing the terms and conditions which shall apply during this transition period;

         NOW, THEREFORE, in consideration of the foregoing premises and the consideration as detailed below, Pentair and Buxton hereby agree as follows:

         1. Retirement Schedule. Effective as of January 1, 2001, Buxton shall retire as Chief Executive Officer of Pentair, and effective as of May 1, 2001, Buxton shall retire as a full-time employee of Pentair and from such other positions or offices as he may hold with Pentair or with any other company which is a member of the controlled group of companies which includes Pentair (collectively, the "Group") as shown on the attached Exhibit A. Buxton shall continue to serve as Chairman of the Board of Directors of Pentair (the "Board") until the date of the 2002 Pentair annual shareholders meeting, at which time he shall retire as a Board member and cease to serve as Chairman of the Board. Buxton, together with the Chief Executive Officer of Pentair and the Chairman of the Compensation Committee of the Board shall develop a description of the duties and responsibilities to be assumed by Buxton as Chairman of the Board.

         2. Compensation. (a) Salary. Through April 30, 2001, Pentair shall continue to compensate Buxton at the same annual salary rate as was in effect on January 1, 2001. Beginning May 1, 2001 and ending on April 30, 2002, Pentair shall compensate Buxton for services rendered as Chairman of the Board at sixty percent (60%) of his annual salary rate as in effect on May 1, 2001. Except as otherwise provided in this Agreement, these payments shall be in lieu of any compensation, fees or other benefits to which Buxton might otherwise be entitled as a non-employee member of the Board.

         All compensation provided hereunder shall continue to be paid to Buxton in the event of his disability or incapacity prior to May 1, 2002, or to Buxton's estate in the event of his death prior to May 1, 2002.

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         (b) Bonus. (i) Bonus During Employment. Buxton shall remain eligible to receive a bonus under the Pentair Executive Officer Performance Plan ("EOPP"), as then in effect with respect to the Pentair Chief Executive Officer, for services rendered as an employee of Pentair through April 30, 2001. Such bonus, if any, as Buxton may earn under the EOPP shall be pro-rated based on his status as a full-time employee of Pentair for the period beginning January 1, 2001 and ending April 30, 2001. Any bonus so earned shall be calculated and paid in 2002 in accordance with applicable provisions of the EOPP.

         (ii) Bonus After Employment. Buxton shall be eligible to receive a bonus for such time in 2001 as he is rendering services as a non-employee Chairman of the Board. Such bonus shall be equivalent to the bonus, if any, Buxton would have been eligible to earn under the EOPP as in effect when his employment ended, prorated to cover only those months in 2001 that Buxton continues to serve as Chairman of the Board, and to reflect the fact that Buxton is deemed to provide services at the rate of sixty percent (60%) of full-time. Such prorated bonus as Buxton may earn for the period from May 1, 2001 through December 31, 2001 shall be calculated and paid in 2002 in the same manner and at the same time as the bonus earned while Buxton was an EOPP participant.

         (c) Stock and Equity Awards. Buxton shall be entitled to receive a grant of stock options for 2001 consistent with the award made to the Pentair Chief Executive Officer under the Pentair, Inc. Omnibus Stock and Incentive Plan (the "Omnibus Plan") in accordance with the terms and conditions determined at the time of said grant. For 2002, Buxton shall be entitled to receive a grant of stock options, which award shall be consistent with the award made to the then Pentair Chief Executive Officer in 2002 under the Omnibus Plan, and which shall be subject to such terms and conditions as shall be determined at the time of said grant.

         3. Benefits. Effective April 30, 2001, Buxton shall cease to participate in the various benefit plans made available by Pentair to its employees, subject to such rights as are described below:

         (a) Retirement Benefits. (i) Pentair Pension Plan. Buxton shall remain eligible to accrue benefits under the Pentair Pension Plan through April 30, 2001, at which time the vested accrued benefit payable to Buxton under such plan shall be determined. Buxton shall be entitled to receive payment of such vested accrued benefit in accordance with the provisions of said plan.

         (ii) Retirement Savings and Stock Incentive Plan ("RSIP"). Buxton shall remain a participant in RSIP and shall be eligible to authorize deposits to such plan through April 30, 2001. Buxton shall be entitled to share in allocations of contributions made by Pentair, including matching and employer discretionary contributions payable on account of service completed by, deferrals authorized by, or compensation paid to, Buxton through April 30, 2001, to the extent required by the provisions of RSIP. For this purpose, no payments made to Buxton under this Agreement shall be included as covered compensation. Buxton shall be entitled to receive payment of his vested accrued benefit under RSIP in accordance with applicable provisions of RSIP.

         (iii) Non-Qualified Deferred Compensation Plan ("Sidekick"). Buxton shall remain a participant in Sidekick and shall be eligible to authorize deposits to such plan through April 30, 2001. Buxton shall be entitled to share in allocations of contributions made by Pentair, including



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matching and employer discretionary contributions payable on account of service completed by, deferrals authorized by, or compensation paid to, Buxton through April 30, 2001, to the extent required by the provisions of Sidekick. For this purpose, no payments made to Buxton under this Agreement shall be included as covered compensation. Buxton shall be entitled to payment of the amounts payable to him under Sidekick in accordance with the payment election made by him at the time he became a Sidekick participant.

         (b) Supplemental Retirement Plan. Effective May 1, 2001, Buxton shall cease to accrue benefits under the 1988 Supplemental Executive Retirement Plan and, except as otherwise provided in this Agreement, any other non-tax qualified retirement or deferred compensation arrangement sponsored by Pentair or any other Group member. Such supplemental retirement benefits as shall be paid to Buxton are described in the Retirement Agreement and Release executed by Buxton and Pentair on June 26, 2002.

         (c) Insurance Benefits. (i) Medical, Dental and Life Insurance. Buxton shall remain eligible to participate in the various medical, dental, life and disability insurance benefits offered by Pentair to its executive employees through April 30, 2001. Beginning May 1, 2001, Buxton may elect to continue participation in the group medical, dental and life insurance programs consistent with his rights to continuation coverage under applicable state and federal law. Said continuation period shall end on the earlier of the date Buxton is eligible for coverage with a subsequent employer or the expiration of eighteen (18) months (i.e., October 31, 2002). During the applicable continuation period, Pentair shall pay the entire cost of providing such continuation coverage. Such insurance benefits as will be available to Buxton following the continuation period are described in the Retirement Agreement and Release executed by Buxton and Pentair on June 26, 2002.

         (ii) Supplemental Life and Disability Insurance. To the extent he has elected coverage under the supplemental disability and life insurance plans made available by Pentair to its executive employees, Buxton shall retain such coverage through April 30, 2001, after which time if Buxton shall elect to retain these coverages, Pentair shall reimburse Buxton for the cost of such coverages.

         (iii) Flexible Benefits Plan. Beginning May 1, 2001, Buxton shall be offered the opportunity to continue participation in the Pentair Flexible Benefits Plan consistent with the terms and provisions of said plan.

         (d) Flexible Perquisite Plan. Buxton shall remain eligible to participate in the Flexible Perquisite Plan through April 31, 2001, consistent with the provisions of said plan.

         4. Expenses. Pentair shall reimburse Buxton for all reasonable business expenses incurred by him in the active performance of his duties as Chairman of the Board through April 30, 2002, provided Buxton submits proper documentation for such expenses.

         5. Office Space. Beginning January 1, 2001, Pentair shall provide at no cost to Buxton private office space and secretarial services as needed. Said office space and secretarial services shall be provided until December 31, 2005 or, if earlier, the date of Buxton's death.


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         6. Vehicle. Beginning January 1, 2001 Pentair shall, at its expense, lease an automobile for Buxton's use until December 31, 2010 or, if earlier, the date of Buxton's death. Pentair shall pay all expenses related to the repair or maintenance of such vehicle, or shall reimburse Buxton for such repair or maintenance expenses as he may incur, provided Buxton submits proper documentation for such expenses. Said automobile shall be of a make and model consistent with the automobile leased by Pentair for use by Buxton during his tenure as Chief Executive Officer.

         7. Club Membership. Pentair shall, at its expense, provide to Buxton a membership in the Minneapolis Club and in a country club selected by Buxton and agreed to by Pentair, until December 31, 2010 or, if earlier, the date of Buxton's death.

         8. Change in Control. In the event of a change in control of Pentair, as that term is defined in the Key Executive Employment and Separation Agreement (the "KEESA"), executed by Buxton on August 23, 2000, Buxton shall remain entitled to receive all compensation and benefits provided to him under this Agreement, regardless of whether he continues to serve as Chairman of the Board through the end of the term contemplated by this Agreement. As of April 30, 2001, however, the KEESA signed by Buxton shall be void and of no further force and effect.

         9. Independent Contractor. From and after May 1, 2001, the date of his retirement from employment with Pentair, Buxton shall at all times be an independent contractor with respect to Pentair. Buxton understands and agrees that, as an independent contractor, he is responsible for properly reporting the monies paid pursuant to this Agreement on his individual federal and state income tax returns and for paying self-employment taxes on said monies, as required by applicable law.

         10. Confidential Information Acquired During Employment. Buxton agrees that he will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Buxton acquired or created as an employee of Pentair or any other Group member. Buxton further agrees that he will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or specifically agreed to in writing by Pentair prior to such disclosure. Buxton acknowledges that any violation of this non-disclosure provision shall entitle Pentair to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

         11. Non-Solicitation/Non-Competition Agreement. Buxton acknowledges that during employment with the Group, he became familiar with trade secrets, know-how, executive personnel, business strategies, product development and other confidential and proprietary information concerning the business of the Group. In consideration for the compensation and benefits paid to Buxton under this Agreement, Buxton agrees that he shall not at any time, either directly or indirectly, and without the prior written consent of Pentair:

                  a. own, manage, control, participate in, consult with or render services of any kind for any concern which engages in a business which is


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         competitive with any business being conducted, or contemplated being conducted, by Pentair or any other Group member;

                  b. become an employee or agent of any publicly traded corporation or other entity, or any division or subsidiary of such a corporation or entity, where more than five percent (5%) of such organization's business is in competition with any business being conducted, or contemplated being conducted, by Pentair or any other Group member;

                  c. participate in any plan or attempt to acquire the business, assets or control of the voting stock of Pentair or any other Group member, or in any manner interfere with the control of Pentair or any other Group member, whether by friendly or unfriendly means;

                  d. induce or attempt to induce any individual to leave the employ of Pentair or any other Group member or hire any such individual who approaches him for employment; or

                  e. engage in or sponsor the solicitation of customers of Pentair or any other Group member to do business with any competitor of Pentair or any member of the Group.

         In the event Buxton breaches or threatens to breach any obligation under this paragraph 10, Pentair may apply to any court of competent jurisdiction for specific performance and/or injunctive relief or other relief to enforce the obligations of Buxton under this paragraph 10 or to prevent any violations of said paragraph. Pentair may also pursue any other remedies available to it on account of a breach or threatened breach of this paragraph 10, including the costs and reasonable attorneys' fees incurred by it in enforcing its rights under this paragraph 10. In addition to the other remedies herein provided, Pentair may discontinue all payments or benefits provided to Buxton under this Agreement.

         12. Cooperation. Buxton agrees that at the request of Pentair, he will, at any time, cooperate with and assist Pentair (including cooperation and assistance in any matters involving claims or lawsuits against Pentair or any other Group member) where Buxton has or may have knowledge of the facts involved. Buxton further agrees that he will not voluntarily aid, assist, or cooperate with anyone who has claims against Pentair or any other Group member, or with their attorneys or agents in any claims or lawsuits which such person may bring against Pentair or any other Group member. Nothing in this Agreement prevents Buxton from testifying at an administrative hearing, arbitration, deposition, or in court, in response to a lawful and properly served subpoena.

         13. Merger. This Agreement and the payments and benefits described herein, together with the Retirement Agreement and Release between Buxton and Pentair dated June 26, 2002, supersede and replace all prior oral and written agreements and understandings between Buxton and Pentair.

         14. Minnesota Law Applies. The terms of this Agreement will be governed by the substantive laws of the State of Minnesota, without regard to any choice of laws provisions



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thereof, and it shall be construed and enforced thereunder. All disputes arising out of or relating to this Agreement shall be subject to the jurisdiction of the state court sitting in the County of Hennepin, State of Minnesota, and both parties hereby irrevocably submit to the jurisdiction of such court.

         15. Invalidity. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

         16. Amendment. This Agreement may be modified only by a subsequent written agreement signed by the parties hereto.


Dated: June 26, 2002                    /s/ Winslow H. Buxton
                                        ---------------------------------------
                                            Winslow H. Buxton

Subscribed and sworn to before me
this 26th day of June, 2002.

/s/ Louis L. Ainsworth
---------------------------------
    Notary Public

Dated: June 27, 2002                    PENTAIR, INC.


                                        By /s/ Debby S. Knutson
                                           ------------------------------------
                                           Its Vice President, Human Resources


Subscribed and sworn to before me
this 27th day of June, 2002.

/s/ Louis L. Ainsworth
---------------------------------
    Notary Public

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